EXHIBIT 11

                    DDL ELECTRONICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE



                                          Year Ended June 30

                                1995          1994             1993

PRIMARY EARNINGS PER SHARE:
  Loss from continuing
  operations                  $(2,366,000)    $(8,354,000)    $(5,630,000)

  Income (loss) from
  discontinued operations          -             -                603,000

  Extraordinary items           2,441,000          -            6,100,000


  Net income (loss)               $75,000     $(8,354,000)     $1,073,000

Weighted average number
of common shares
outstanding                    15,149,968      14,239,292       9,332,774

Assumed exercise of stock
options net of shares
assumed reacquired under
treasury stock method
using average market price       820,549          857,883         795,906


Average common shares
and common share
equivalents                   15,970,517       15,097,175      10,128,680

Primary earnings (loss) per share:

    Continuing operations            $(0.15)          $(0.55)          $(0.56)
    Discontinued operations             -                -               0.06
    Extraordinary items                0.15              -               0.60
                                     $(0.00)          $(0.55)          $ 0.10




NOTE: Calculation of primary earnings per share for fiscal 1994 includes 857,883 of exercisable stock options. Including these exercisable stock options makes primary earnings per share antidilutive.







     EXHIBIT 11

                    DDL ELECTRONICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Continued)


                                          Year Ended June 30



                                1995          1994             1993

FULLY DILUTED EARNINGS
PER SHARE:
Loss from continuing
operations                   $(2,366,000)     $(8,354,000)  $(5,630,000)
Add back net interest
related to convertible
subordinated debentures          134,000          135,000       274,000

Loss from continuing
operations for fully
diluted computation           (2,232,000)      (8,219,000)    (5,356,000)
Income (loss) from
discontinued operations            -                -            603,000

Extraordinary items             2,441,000           -           6,100,000
Net income (loss)
for fully diluted
computation                   $   209,000      $(8,219,000)   $(1,347,000)

Weighted average number
of common shares
outstanding                    15,149,968       14,239,292      9,332,774


Assumed exercise of stock
options and warrants net
of shares assumed reacquired
under treasury stock method
using period end market price,
if higher than average
market price                    1,008,566          852,650      1,975,203

Assumed conversion of
convertible subordinated
debentures
                                  748,632          764,964      3,100,996

Average fully diluted shares   16,907,166       15,856,906     14,408,973

Fully diluted earnings
(loss) per share:
 Continuing operations                $(0.13)          $(0.52)         $(0.37)

Discontinued operations                  -                -              0.04
Extraordinary items                     0.14              -              0.42
                                      $ 0.01            $(0.52)        $ 0.09


Note: The calculated fully diluted earnings per share are antidilutive for fiscal years 1995 and 1994.
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